Exhibit 10.26

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

VGG HOLDING LLC

Dated as of August 15, 2007

i

ARTICLE VII MANAGEMENT		21
7.1	General	21
7.2	Board of Managers	22
7.3	Indemnification of Managers and Officers; Exculpation of Managers	25
7.4	Matters Requiring Investor Approval	26
7.5	Other Businesses of Investors	27
7.6	Certain Actions	28

ARTICLE VIII DISPOSITION OF MEMBERSHIP INTERESTS; OTHER RIGHTS		28
8.1	Restrictions on Transfer	28
8.2	Rights of First Refusal on Transfers by Class A Members	29
8.3	Class A Right of Co-Sale	31
8.4	Liquidity Rights	32
8.5	Class B Member Tag Along Rights	34
8.6	Investor Drag Along Rights	34
8.7	Repurchase by the Company	35
8.8	Legends	35

ARTICLE IX ACCOUNTING AND RECORDS; BOARD OBSERVER RIGHTS; CERTAIN TAX MATTERS		36
9.1	Records to be Maintained	36
9.2	Reports	37
9.3	Consultation	37
9.4	Access	38
9.5	Tax Returns; Information	38
9.6	Tax Matters Member; Tax Matters	38

ARTICLE X WITHDRAWALS; ACTION FOR PARTITION		39
10.1	Waiver of Partition	39
10.2	Covenant Not to Withdraw or Dissolve	39

ARTICLE XI DISSOLUTION AND WINDING UP		39
11.1	Dissolution; Liquidating Events	39
11.2	Effect of Dissolution	39
11.3	Distribution of Assets on Dissolution	39
11.4	Winding Up and Certificate of Cancellation	40

ARTICLE XII AMENDMENT		40
12.1	Amendment	40

ARTICLE XIII MISCELLANEOUS PROVISIONS		40
13.1	Confidentiality	40
13.2	Logo	41
13.3	Entire Agreement	41
13.4	Loans by Members, Transactions with Affiliates	41
13.5	No Partnership Intended for Nontax Purposes	41
13.6	Rights Of Creditors and Third Parties under Agreement	42

ii

13.7	No Employment or Service Contract	42
13.8	No Waiver	42
13.9	Notices	42
13.10	Binding Effect	42
13.11	Construction	42
13.12	Headings	42
13.13	Severability	42
13.14	Incorporation by Reference	43
13.15	Further Action	43
13.16	Variation of Pronouns	43
13.17	Remedies	43
13.18	Governing Law	43
13.19	Counterpart Execution	43
13.20	Consent to Jurisdiction	43

SCHEDULE A	– Class A Members; Capital Contributions; Percentage Interests
SCHEDULE B	– Class B Members; Capital Contributions; Percentage Interests
EXHIBIT A	– Initial Board of Managers
EXHIBIT B	– Registration Rights Agreement

iii

Amended and Restated Limited Liability Company Operating Agreement

of

VGG HOLDING LLC

This Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC (the “Company”), a Delaware limited liability company, is made and entered into and shall be effective as of August 15, 2007, by and among The Veritas Capital Fund III, L.P. (the “Veritas Fund”), AX Holding LLC (the “Veritas LLC” and together with the Veritas Fund, “Veritas”), GS Direct, L.L.C (“Goldman”), Golden Gate Capital Investment Fund II, L.P. (“GGC II”), Golden Gate Capital Investment Annex Fund II, L.P. (“GGC Annex II”), Golden Gate Capital Investment Fund II (AI), L.P., Golden Gate Capital Investment Annex Fund II (AI), L.P., Golden Gate Capital Associates II-QP, LLC, Golden Gate Capital Associates II-AI, LLC, CCG AV, LLC-series A, CCG AV, LLC-series C, CCG AV, LLC-series I (collectively, “Golden Gate”, each of Veritas, Goldman and Golden Gate and their respective Permitted Transferees individually an “Investor” and collectively the “Investors”), those employees and non-employee directors of AX Holding Corp., a Delaware corporation (“AX Holding”), and/or the Subsidiaries of the Company (AX Holding together with any other Subsidiaries of the Company being hereinafter collectively referred to as the “AX Holding Group”) listed on the signature pages of this Agreement or who may hereafter be admitted as Additional Members, and the other Persons listed as Members on the signature pages of this Agreement.

WHEREAS, pursuant to the Limited Liability Company Operating Agreement of VGG Holding LLC, dated as of July 13, 2007 (the “Existing Operating Agreement”), entered into by Veritas LLC, the Company was originally formed; and

WHEREAS, the parties hereto desire to amend and restate the Existing Operating Agreement in its entirety upon the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, Veritas and the other Members party hereto hereby agree that the Existing Operating Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6. §§18-101 to 18-1109.

“Additional Class A Members” means those Persons admitted as Class A Members of the Company pursuant to Section 3.3.

“Additional Class B Members” means those Persons admitted as Class B Members of the Company pursuant to Section 3.3.

“Additional Members” means those Persons admitted as Additional Class A Members or Additional Class B Members of the Company pursuant to Section 3.3.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and with respect to any individual, shall mean his or her spouse, sibling, child, step child, grandchild, or parent of such Person, or the spouse thereof (“Immediate Family”), or the heirs, executors, testamentary administrators, testamentary trustees, testamentary legatees or testamentary beneficiaries of any such Person or any member of their Immediate Family or a trust or family limited partnership for the benefit of such Person or Persons, and, with respect to a corporation, limited liability company or partnership, shall mean its respective members, stockholders, general partners and/or limited partners, officers, directors or managers as applicable.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as originally executed and as amended from time to time, as the context requires.  Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Applicable Law” means, for any Person, any domestic or foreign law, rule or regulation, or judgment, decree, order, permit, license, certificate of authority, order or governmental approval, in each case, of or by any Governmental Entity, to which the Person or any of its business is subject.

“Auction Notice” shall have the meaning set forth in Section 8.4(a).

“Auction Sale” shall have the meaning set forth in Section 8.4(a).

“Available Cash” means the gross cash proceeds of the Company from all sources less all amounts used to pay or establish reserves for all Company expenses, all as determined by the Board of Managers.  “Available Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“AX Holding” is defined in the Preamble.

“AX Holding Group” is defined in the Preamble.

“AX Holding Shares” means shares of common stock, par value $0.01 per share, of AX Holding (or any successor thereto formed for the purpose of pursuing an initial public offering).

“Bankruptcy” means, with respect to a Person, the occurrence of any of the following events:  (a) the filing by that Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against that Person of an order for relief under applicable bankruptcy laws; (c) written admission by that Person of its inability to pay its debts as they mature, or an assignment by that Person for the benefit of creditors; or (d) appointment of a receiver for the property or affairs of that Person.

“Board of Managers” is defined in Section 7.1(a).

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Business Day” means each day of the calendar year other than days on which banks are required or authorized to close in the State of Delaware.

“Capital Account” means the account maintained for a Member determined in accordance with Article III.

“Capital Contribution” means the amount of capital to be contributed by the Members to the Company as set forth on Schedule A, as it may be modified or supplemented from time to time pursuant to Sections 3.3 and 3.5.

“Certificate of Formation” means the document filed with the Secretary of State of Delaware on July 13, 2007 and through which the Company was formed and any duly authorized, executed and filed amendments or restatements thereof.

“Change of Control” is defined in Section 4.2(b).

“Class A Member” means a Member identified on Schedule A at the time of reference.

“Class A Membership Interest” means each Class A Membership Interest described in Section 3.1.

“Class A Percentage Interest” means, with respect to any Class A Member, the Percentage Interest held by such Class A Member in its capacity as a Class A Member, as set forth opposite such Class A Member’s name on Schedule A, as it may be modified or supplemented from time to time.

“Class B Limit” is defined in Section 3.3.

“Class B Member” means a Member identified on Schedule B at the time of reference.

“Class B Membership Interest” means each Class B Membership Interest described in Section 3.1.

“Class B Percentage Interest” means, with respect to any Class B Member, the Percentage Interest held by such Class B Member in its capacity as a Class B Member, as set forth opposite such Class B Member’s name on Schedule B, as it may be modified or supplemented from time to time.

“Closing Date” shall mean the date on which the transactions contemplated by the Merger Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the Preamble.

“Competitive Activity” means , whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a Subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, act as a consultant or advisor to or render services for (alone or in association with any Person) any Competitor except for owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any Person.

“Competitor” shall mean any Person (other than the Company and its Affiliates) engaged in the business of owning or operating a business designing, engineering or manufacturing microelectronics, test or measurement equipment to the aerospace, defense, or automotive industry or communications markets, or integrated circuits to the medical industry anywhere in the world.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, a Member from the Company or its Representatives or through the ownership of a Membership Interest in the Company, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member or Representative, (ii) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company or their respective Representatives or through its ownership of a Membership Interest in the Company, (iii) was or becomes available to the Member from a source other than the Company or its Representatives or through such Member’s ownership of a Membership Interest in the Company, provided that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (iv) is or was independently developed by such Member without the use of any such information received under this Agreement.  Confidential information also includes, subject to the foregoing exclusions, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from, or otherwise relating to the Company and the AX Holding Group and any Member or any other investor in any of the foregoing.

“Co-Sale Member” shall have the meaning set forth in Section 8.3(a).

“Co-Sale Notice” shall have the meaning set forth in Section 8.3(a).

“Decline Notice” shall have the meaning set forth in Section 8.2(e).

“Distribution” means a transfer of property to a Member on account of a Membership Interest as described in Article IV.

“Electing Member” is defined in Section 3.8.

“Equity Securities” is defined in Section 3.6.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Class B Holders” means employees, officers, or managers of either (i) an Investor, (ii) an Affiliate of an Investor, or (iii) the direct or indirect general partner or investment manager of a Person referred to in the foregoing clause (i) or (ii).

“Fair Market Value” means, as of the date of determination, (i) with respect to any cash, the amount thereof in U.S. dollars as of such date, (ii) with respect to any security that is listed on a U.S. national securities exchange, the average of the closing prices per share of such security as reported on such exchange or market for each of the ten (10) trading days immediately prior to such date, and (iii) with respect to any other property, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Managers.  The Board of Managers’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of the property at issue is reasonably likely, in the determination of the Board of Managers, to exceed $1,000,000.

“Financing Documents” means (i) the Credit and Guaranty Agreement, dated as of August 15, 2007 among AX Acquisition Corp., AX Holding, certain subsidiaries of AX Holding, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Sole Book Runner, as Administrative Agent and as Sole Syndication Agent, and the other lenders named therein, (ii) the Exchangeable Senior Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007 among AX Acquisition Corp., AX Holding, certain subsidiaries of AX Holding, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Sole Book Runner, as Administrative Agent and as Sole Syndication Agent, and the other lenders named therein and (iii) the Exchangeable Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007 among AX Acquisition Corp., AX Holding, certain subsidiaries of AX Holding, as Sole Lead Arranger and Sole Book Runner, as Administrative Agent and as Sole Syndication Agent, and the other lenders named therein and in each case any amendment or refinancing thereof.

“Fiscal Year” means the fiscal year of the Company, as determined by the Board of Managers.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

“Golden Gate” is defined in the Preamble.

“Goldman” is defined in the Preamble.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of the property or other assets of the Company.

“Initiating Holder” shall have the meaning set forth in Section 8.4(a).

“Invested Capital” means the aggregate amount of the Capital Contributions made by a Class A Member.

“Invested Capital Contribution Date” means the date any Class A Member made a contribution of Invested Capital.

“Investor” and “Investors” are defined in the Preamble.

“IPO” shall mean the first public offering of common stock of any member of the AX Holding Group (or any successor thereto formed for the purpose of pursuing an initial public offering) pursuant to a registration statement filed with and declared effective by the SEC either (x) resulting in proceeds to the Company of at least $50 million or (y) approved by all the Investors.

“IPO Lock-Up Period” means the time period required by the underwriters and specified in any lock-up letter entered into by the Company and each of the Investors in connection with an IPO; provided, that if the underwriters waive the restrictions under any such lock-up letter with respect to any Investor the IPO Lock-Up Period shall end on the date of such waiver.

“IPO Notice” shall have the meaning set forth in Section 8.4(d).

“Manager” means a member of the Board of Managers.

“Marketable Securities” means any capital stock, bonds, notes, debentures, trust receipts, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants or options that (a) are of a class listed or quoted for trading on one or more national securities exchanges on such date and (b) either (i) have been registered under the Securities Act for issuance to the Members or (ii) are subject to registration rights reasonably satisfactory to the Class A Members.

“Member” means each Person who is a Class A Member and/or a Class B Member.

“Membership Interest” means the rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 25, 2007, by and among AX Holding, AX Acquisition Corp. and Aeroflex Incorporated.

“Net Profits” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss; and

(ii)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss.

“Observer” shall have the meaning set forth in Section 7.2(m).

“Offered Membership Interests” shall have the meaning set forth in Section 8.2(b).

“Other Member” is defined in Section 8.4.

“Percentage Interest” means, with respect to any Member, the total percentage interest set forth opposite each Member’s name on Schedule A or Schedule B, as the case may be, as it may be modified or supplemented from time to time in accordance with the terms of this Agreement.

“Permitted Transferee” means with respect to any Member, an Affiliate of such Member.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Priority Return” means, for each calendar quarter, a sum sufficient to result in a pre-tax 12% per annum internal rate of return (compounded quarterly and accruing daily) on the Unreturned Invested Capital of the Class A Members.  In calculating (a) the amount of any Distribution to be made during a calendar quarter, the portion of the Priority Return for such portion of such quarter elapsing before such Distribution is made shall be taken into account and (b) the Priority Return shall be calculated commencing from the Invested Capital Contribution

Date. For the purposes of calculating the Priority Return, the Special Distribution shall, with respect to the Special Members, be considered Unreturned Invested Capital until it is distributed to the Special Members pursuant to Section 4.4 hereof.

“Proceeding” means any administrative, judicial, or adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

“Purchase Offer” shall have the meaning set forth in Section 8.2(a).

“Qualifying Sale Transaction” is defined in Section 8.3.

“Redemption Notice” is defined in Section 3.8.

“Redemption Price” is defined in Section 3.8.

“Reduction Percentage” is defined in Section 4.2(a).

“Registration Rights Agreement” means the Registration Rights Agreement of even date herewith by and between the Company and AX Holding attached hereto as Exhibit B.

“Regulations” means, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time (including corresponding provisions of succeeding regulations).

“Related Companies” shall have the meaning set forth in Section 7.5.

“Representatives” is defined in Section 13.1.

“Residual Membership Interest” is defined in Section 3.8.

“Rule 144” is defined in Section 5.2(i).

“Sale Notice” shall have the meaning set forth in Section 4.4(a).

“Sale Transaction” means the Transfer by the Investors of all of their Membership Interests to one or more Persons or group of Persons (other than an Affiliate of the Investors).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Officer” shall mean the Chief Executive Officer of AX Holding and any officer of AX Holding that reports directly to the Chief Executive Officer of AX Holding.

“Special Distribution” means the sum of $3,175,000 distributable to the Special Members under Section 4.4.

“Special Members” means the individuals designated as such on Schedule A.  For the avoidance of doubt, the Special Members shall be Class A Members; provided, that to the extent the Special Members hold Class B Membership Interests, they will be subject to the terms of this Agreement applicable to the Class B Members in so far as such provisions relate to their Class B Membership Interests.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, bank, savings bank, or other organization or business entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes under GAAP.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Termination Date” is defined in Section 4.2(a).

“Total Percentage Interest” means the sum of all outstanding Class A Percentage Interests and all Class B Percentage Interests and shall be equal to 100%.

“Transfer” means any sale, transfer, assignment, exchange, conveyance or other transfer, alienation, lease, mortgage, pledge, encumbrance or hypothecation or other disposition of an interest (whether with or without consideration, whether voluntary or involuntary or by operation of law).  The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unreturned Invested Capital” means, with respect to any Class A Member, such Class A Member’s Invested Capital less all distributions made with respect to such Member’s Unreturned Invested Capital pursuant to Section 4.4(a).  If a Class A Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee of such interest shall succeed to the Unreturned Invested Capital of the Transferor to the extent the Unreturned Invested Capital relates to the interest so Transferred.

“Veritas” is defined in the Preamble.

“Veritas Fund” is defined in the Preamble.

“Veritas LLC” is defined in the Preamble.

ARTICLE II

FORMATION

This Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC is entered into and shall be effective as of the date first above written by and among the Members set forth on the signature pages hereof, pursuant to the provisions of the Act, on the following terms and conditions:

2.1           Organization.  The Members hereby enter into this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act.

2.2           Name.  The name of the Company is “VGG Holding LLC”.  All business conducted in the State of Delaware shall be conducted under such name.  All business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by Applicable Law.

2.3           Term.  The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act, and shall continue until the existence of the Company is terminated pursuant to Article XI.

2.4           Registered Agent and Office.  The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of Delaware.  The Company may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of Delaware.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

2.5           Principal Office.  The principal office of the Company shall be located c/o the Veritas Fund at 590 Madison Avenue, New York, New York 10022, or at such other place as may be determined by the Board of Managers.  The Company may also have such other offices as the Board of Managers may determine.

2.6           Purpose and Limitation on Activities.

(a)           The purposes of the Company shall be (i) to hold, directly or indirectly, the AX Holding Shares, to exercise all of the rights of a holder of the AX Holding Shares and (ii) to take such other actions as may be reasonably related to or incidental to the furtherance of the foregoing purposes.

(b)           The Company (i) has not engaged and shall not engage in any business or activities other than the business and activities set forth in Section 2.6(a), (ii) does not have and shall not have any employees, and (iii) has not incurred and shall not incur any liabilities other than liabilities reasonably related to the performance of the Company’s obligations under this Agreement and the operation of the Company.

2.7           Statutory Compliance.  The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the Applicable Laws of the State of Delaware.  The Board of Managers shall cause the Company to make all filings and disclosures required by, and shall otherwise cause the Company to comply with, all such laws.  The Board of Managers shall cause an authorized person within the meaning of the Act to execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

2.8           Preservation of Status as Limited Liability Company.  The Company shall (i)  maintain its existence as a legal entity separate from the Members and any other Person; (ii) not commingle its assets with assets of any other Person and hold all of its assets in its own name; (iii)  conduct its business and own its properties in its own name and comply in all material respects with organizational formalities to maintain its separate existence; (iv) correct any known misunderstanding regarding its separate identity; and (v)  observe in all material respects the formalities required of a limited liability company under Delaware law.

2.9           Title to Property.  All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be deemed personal property for all purposes.  The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

2.10         Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

ARTICLE III

CLASSES OF MEMBERSHIP, CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1           Two Classes of Membership Interest.  The Company shall have two classes of Membership Interests, Class A Membership Interests and Class B Membership Interests.  Class B Membership Interests shall be issued only to employees or directors of the AX Holding Group who are not, at the time of issuance, Excluded Class B Holders.  Each of the Class A Membership Interests and Class B Membership Interests shall have identical rights, obligations and privileges, except as otherwise provided in this Agreement.

3.2           Contributions.  The names, addresses, Capital Contributions and Class A Percentage Interests of the Class A Members are set forth on Schedule A.  The names, addresses, Capital Contributions and Class B Percentage Interests of the Class B Members are set forth on Schedule B.

3.3           Additional Members.  Subject, in the case of the issuance of Class A Membership Interests, to Section 3.6, following the Company’s formation, the Company may admit one or more Additional Class A Members or Additional Class B Members from time to time by an amendment to Schedule A or Schedule B, as the case may be, to this Agreement approved in writing by the Board of Managers and the Additional Members in accordance with this Agreement and no other consent or approval of any other Members shall be required in connection therewith, except as provided in Section 7.4(a).  The Capital Contributions and Percentage Interests of any Additional Members shall be reasonably determined by the Board of Managers and valued at Fair Market Value by the Board of Managers (acting in good faith and on behalf of the Company); provided, however, that no Person shall be admitted as an Additional Class A Member or allocated a Class A Membership Interest except upon the payment of a Capital Contribution in the form of cash or securities or other property.  Upon the admission to the Company of any Additional Members who are allocated Membership Interests in accordance with this Section 3.3, the Membership Interests of the other Members shall be reduced accordingly on a pro rata basis.  Schedule A and Schedule B shall be amended from time to time in accordance with the provisions of this Section 3.3 effective as of the effective date of the admission of an Additional Member to the Company.  As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.  For avoidance of doubt, the issuance of Class B Percentage Interests to Additional Class B Members shall reduce the Class A Percentage Interests of the Class A Members on a pro rata basis until such time as the aggregate Class A Percentage Interest is reduced to 90% and, to the extent the aggregate Class B Percentage Interests would exceed 10%, the Class B Percentage Interests of the Class B Members on a pro rata basis; and the issuance of Class A Percentage Interests to Additional Class A Members shall reduce the Class A Percentage Interests of the Class A Members on a pro rata basis and the Class B Percentage Interests of the Class B Members on a pro rata basis. Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the aggregate Class B Percentage Interests exceed 10% (such limit, which shall be reduced proportionately in the event of any issuance of Class A Membership Interests after the date of this Agreement, the “Class B Limit”), and (ii) in the event that Class B Percentage Interests are issued to Additional Class B Members and the issuance or vesting of such Class B Percentage Interests gives rise to a deduction for income tax purposes, such deduction shall be specially allocated to the Class A Members in accordance with their respective Class A Percentage Interests and, to the extent the aggregate Class B Percentage Interests exceed 10% immediately prior to such issuance, to the Class B Members immediately prior to such issuance in accordance with their respective Class B Percentage Interests immediately prior to such issuance.

3.4           Maintenance of Capital Accounts.  The Company shall establish and maintain Capital Accounts for each Member.  Each Member’s Capital Account shall be credited with (i) the amount of any money actually contributed by the Member to the capital of the Company, (ii) the Fair Market Value of any property actually contributed by the Member, as determined by the Board of Managers (acting in good faith and on behalf of the Company) and the contributing Member at arm’s length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property), and (iii) the Member’s share of Net Profits (or items of income or gain).  Each Member’s Capital Account shall be decreased by (a) the amount of any money actually distributed to the Member from the capital of the Company, (b) the Fair Market Value of any property distributed to the Member, as reasonably determined by the Board of Managers (acting in good faith and on behalf of the Company) at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property), and (c) the Member’s share of Net Loss (or items of loss, expense or deduction).

In the event any Member Transfers any Membership Interest in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto.

3.5           Additional Capital Contributions.  Other than contributions by Additional Members, no Member shall be required to make any Capital Contributions to the Company in excess of the amounts set forth in Schedule A.  No Member may make an additional Capital Contribution without the prior written consent of the Board of Managers, and any additional Capital Contribution shall be in the form of cash or securities or other property.  At such time as any Member makes an additional Capital Contribution to the Company, the Capital Contributions and Percentage Interests of such Member shall be reasonably determined by the Board of Managers and valued at Fair Market Value by the Board of Managers (acting in good faith and on behalf of the Company), the Membership Interests of the other Members shall be reduced accordingly on a pro rata basis based on such additional Capital Contribution.  Schedule A and Schedule B shall be amended from time to time in accordance with the foregoing provisions of this Section 3.5.

3.6           Right of First Offer on Issuance of New Equity Securities.

(a)           Prior to an IPO each Class A Member shall have a right of first offer to purchase its pro rata share (as defined below) of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, including pursuant to Sections 3.3 and 3.5, other than the Equity Securities excluded by Section 3.6(d) hereof.  For purposes of this Section 3.6, each Class A Member’s pro rata share is equal to the ratio of (a) the aggregate Class A Percentage Interests which such Member is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the aggregate Class A Percentage Interests of all Class A Members outstanding immediately prior to the issuance of the Equity Securities.  The term “Equity Securities” shall mean (i) any class or series of equity security of the Company or any member of the AX Holding Group, (ii) any security convertible, with or without consideration, into any such equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any such equity security or (iv) any such warrant or right.

(b)           If the Company proposes to issue any Equity Securities, it shall give each Class A Member written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Class A Member shall have fifteen (15) Business Days from the giving of such notice to agree to purchase his, her or its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Class A Member who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c)           If a Class A Member fails to exercise in full the right of first offer set forth in this Section 3.6, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which such Class A Member’s rights were not exercised, at the same or a greater price, and upon such terms and conditions (other than price) which, when taken as a whole, are no more favorable to the purchasers thereof than those specified in the Company’s notice to the Class A Members pursuant to this Section 3.6.  If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to this Section 3.6, the

Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Class A Members in the manner provided above.

(d)           The right of first offer established by this Section 3.6 shall have no application to any of the following Equity Securities:

(i)            Equity Securities issued to third-party debt financing sources that are none of Veritas, Golden Gate, Goldman or their respective Affiliates nor Excluded Class B Holders, at Fair Market Value as determined by the Board of Managers (acting in good faith and on behalf of the Company);

(ii)           Equity Securities issued as consideration to a third party unaffiliated with Veritas, Golden Gate, Goldman or the Company in a joint venture, merger, consolidation, acquisition or similar business combination;

(iii)          Incentive Equity Securities issued to Managers, officers, directors and employees of the Company or any of its Subsidiaries in accordance with the terms of any applicable incentive plans of the Company or any of its Subsidiaries approved by the Board of Managers;

(iv)          Equity Securities issued in connection with an IPO; and

(v)           Equity Securities issued to a member of the AX Holding Group.

3.7           Other Matters.

(a)           Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his, her or its Capital Contributions or withdraw from the Company.  No Member shall have the right to withdraw any part of his, her or its Capital Contributions from the Company prior to its liquidation and termination, unless such withdrawal is permitted under this Agreement.

(b)           No Member shall receive any interest, salary, or drawing with respect to his, her or its Capital Contributions or his, her or its Capital Account or for services rendered on behalf of the Company or otherwise in his, her or its capacity as a Member.

3.8           Redemption of Class A Membership Interests.  Notwithstanding any other provision of this Agreement, at any time from and after the occurrence of an IPO, any Class A Member holding Class A Membership Interests may require the Company to redeem all, but not less than all (other than any Residual Membership Interest as defined below), of his, her or its Class A Membership Interests in exchange for AX Holding Shares upon written notice (the “Redemption Notice”) to the Company (each such Class A Member, an “Electing Member”).  The Redemption Notice shall be irrevocable unless the Company agrees otherwise.  Such Electing Member shall give the Company customary representations and warranties on ownership of, and title to, its Class A Membership Interests at the time of redemption.  The redemption price for the Class A Membership Interests redeemed pursuant to this Section 3.8 shall be an amount equal to the amount that would be distributed to such Electing Member in respect of such Class A Membership Interests subject to redemption if the Company were liquidated as of the date of the Redemption Notice in accordance with Section 11.3 of the Agreement (the “Redemption Price”); provided, however, that if the Redemption Notice is given prior to the sixth anniversary of the Closing Date, (i) the Redemption Price shall be calculated based on the assumption that the aggregate Class B Percentage Interests is equal to the Class B Limit and that the Class B Membership Interests in such amount are fully vested, and (ii) the Electing Member shall, in addition to the Redemption Price, retain upon redemption of such Class A Membership Interests, a residual membership interest in the Company equal to such Electing Member’s pro rata share of any increase in the aggregate Class A Membership Percentage Interest resulting from the Class B Percentage Interest being less than the Class B Limit upon the liquidation of the Company pursuant to Section 11.3 (the “Residual Membership Interest”).  The Redemption Price shall be paid in AX Holding Shares having a Fair Market Value in the aggregate equal to the Redemption Price or, at the election of the Electing Member, the cash proceeds of a number of AX Holding Shares sold by the Company having a Fair Market Value in the aggregate equal to the Redemption Price.  The redemption under this Section 3.8 shall occur on the fifth Business Day following the Company’s receipt of the Redemption Notice or such other time and date as the Company and the applicable Electing Member shall agree.  In the event gain is recognized with respect to such redemption, appropriate allocation of income shall be made to the Electing Member. In connection with any redemption under this Section 3.8, the Company shall, and shall cause AX Holding to, take all such actions as are necessary to ensure that such Electing Member becomes a party to the Registration Rights Agreement and has all of the rights and obligations of an Investor Holder under the Registration Rights Agreement by entering into a joinder to the Registration Rights Agreement with AX Holding, and upon the execution and delivery of such joinder by such Electing Member and AX Holding, such Electing Member shall for all purposes be an Investor Holder under the Registration Rights Agreement.

3.9           Issuance of Class B Membership Interests after the IPO.  From and after the IPO, the prior approval of each of the Veritas Fund (so long as Veritas owns Membership Interests), Golden Gate (so long as it owns Membership Interests) and Goldman (so long as it owns Membership Interests) shall be required before the Company may issue any Class B Membership Interests.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1           Allocation of Net Profits and Net Loss of the Company.

(a)           Net Profits and Net Loss of the Company in each Fiscal Year shall be allocated to the Members in such a manner that, as of the end of such Fiscal Year, the sum of the Capital Account of each Member shall be equal to the respective net amounts, positive or negative, which would be distributed to them under this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 11.3.

(b)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Fair Market Value using the “traditional method” under Regulations Section 1.704-3(b).

4.2           Reduction of Class B Percentage Interests.  (a)  Subject to Section 4.2(b), in the event that prior to August 15, 2012 or the fifth anniversary of the date the subject Class B Member became a full-time employee or non-employee director of the AX Holding Group, as the case may be (the “Employment/Directorship Date”), whichever is later, the employment of a Class B Member by the AX Holding Group on a full time basis terminates for any reason or a Class B Member’s directorship with the AX Holding Group terminates for any reason, then as of the date of such termination of full-time employment or termination of directorship, as the case may be (the “Termination Date”), the Class B Percentage Interest of such Class B Member shall be reduced by the following percentage (the “Reduction Percentage”):

Termination Date	Reduction Percentage

Prior to August 15, 2008 or the first anniversary of the Employment/Directorship Date, whichever is later	100%

After August 15, 2008 or the first anniversary of the Employment/ Directorship Date, whichever is later, but prior to August 15, 2009 or the second anniversary of the Employment/ Directorship Date, whichever is later	80%

After August 15, 2009 or the second anniversary of the Employment/ Directorship Date, whichever is later, but prior to August 15, 2010 or the third anniversary of the Employment/ Directorship Date, whichever is later	60%

After August 15, 2010 or the third anniversary of the Employment/ Directorship Date, whichever is later, but prior to August 15, 2011 or the fourth anniversary of the Employment/Directorship Date, whichever is later	40%

After August 15, 2011 or the fourth anniversary of the Employment/ Directorship Date, whichever is later, but prior to August 15, 2012 or the fifth anniversary of the Employment/Directorship Date, whichever is later	20%

After August 15, 2012 or the fifth anniversary of the Employment/Directorship Date, whichever is later	0%

By way of example, if a Class B Member whose Employment/Directorship Date was prior to August 15, 2007 were to terminate his employment with AX Holding Group on August 15, 2010, his Class B Percentage Interest would be reduced by 40%.  For the avoidance of doubt, employment as a consultant shall not be deemed to be “full-time employment”.

(b)           Upon a Change of Control, the Reduction Percentage shall be 0%.  For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)            the Company ceases to be the record or beneficial owner (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of a majority in the aggregate of the total voting power of all classes of capital stock of AX Holding then outstanding and normally entitled to vote on the election of directors;

(ii)           the sale of all or substantially all of the assets of the AX Holding Group to a third party not Affiliated with Veritas, Golden Gate or Goldman; or

(iii)          a Sale Transaction.

(c)           Upon a reduction in the Class B Percentage Interest of a Class B Member in accordance with Section 4.2(a), Schedule B shall be amended to reflect such reduction, and the portion of such Class B Member’s Class B Percentage Interest which is so reduced shall be allocated to the Class A Members in proportion to their respective Class A Percentage Interests.  In the event of such a reduction, such Class B Member shall be entitled to no payment whatsoever as compensation for such reduction in his or her Class B Percentage Interest.

4.3           Available Cash.  Any distributions of Available Cash shall be made as soon as practicable following the receipt thereof by the Company.

4.4           Distributions.  Available Cash shall be distributed to the Members as follows:

(a)           first, to the Class A Members in proportion to their Unreturned Invested Capital until such time as they have received cumulative distributions under this Section 4.4(a) equal to all of their Invested Capital, and no distribution shall be made pursuant to paragraphs (b), (c), (d) or (e) below until the Unreturned Invested Capital of the Class A Membership Interests is equal to zero;

(b)           second to the Special Members in the amount of the Special Distribution pro rata in accordance with their respective Capital Contributions;

(c)           third, to the Class A Members in proportion to their unpaid Priority Returns until such time as they have received cumulative distributions under this Section 4.4(c) equal to their Priority Return, and no distribution shall be made pursuant to paragraphs (d) or (e) below until the full amount of the Priority Return has been distributed to the Class A Members;

(d)           fourth, to the Class B Members pro rata in accordance with their respective Class B Percentage Interests until such time as they have received pursuant to this Section 4.4(d) an amount equal to the sum of (A) the product of (i) the aggregate Class B Percentage Interests and (ii) the aggregate amount distributed to the Class A Members under Section 4.4(c) plus (B) the product of (i) the aggregate Class B Percentage Interests and (ii) the amount resulting from the calculation in clause (A) plus (C) the product of (i) the aggregate Class B Percentage Interests and (ii) the amount resulting from the calculation in clause (B); and

(e)           thereafter, to the Members pro rata in accordance with their respective Percentage Interests, including any Residual Membership Interest.

4.5           Distributions Other Than Cash.  Except as set forth in Section 3.8 or a complete liquidation of the Company pursuant to Section 11.3(b), the Company may not, without the consent of each of the Investors, make distributions of Marketable Securities or other property other than cash.  Upon a distribution of Marketable Securities or other property other than cash, such Marketable Securities or other in-kind property shall be deemed to have been sold at their Fair Market Value (as determined by the Board of Managers in good faith and acting on behalf of the Company) on the date of such distribution and the proceeds of such sale shall be deemed to have been distributed to the Members for all purposes of this Agreement.

4.6           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.6 for all purposes under this Agreement.  The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

ARTICLE V

RIGHTS AND DUTIES OF MEMBERS

5.1           Liability of Members.  No Member shall be liable in its capacity as a Member for the liabilities of the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

5.2           Representations and Warranties.  As of the date of this Agreement, each of the Members hereby, severally but not jointly, represents and warrants to each of the other Members and the Company as follows:

(a)           The Membership Interest being acquired by such Member is being purchased for such Member’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any applicable state securities laws except as provided in Section 8.1(b)(ii).  Such Member understands that his, her or its Membership Interest has not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained herein.  No other Person has any right with respect to or interest in the Membership Interest acquired by such Member, nor has such Member agreed to give any Person any such interest or right in the future.

(b)           Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out his, her or its obligations under, this Agreement.  The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Member.

(c)           This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors and general principles of equity.

(d)           Such Member is not subject to, or obligated under, any provision of (i) any agreement, contract, arrangement or understanding, (ii) any license, franchise or permit, or (iii) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance or other lien on any of such Member’s assets would be created, by such Member’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e)           No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court or other governmental authority or any other third party is necessary on such Member’s part for the consummation of the transactions contemplated by this Agreement that has not previously been obtained by such Member.

(f)            No Person has or will have, as a result of any act or omission by such Member, any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with any of the transactions contemplated by this Agreement.

(g)           Unless such Member is an individual, neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest in the Company be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)           Such Member is acquiring his, her or its Membership Interest based upon his, her or its own investigation, and the exercise by such Member of his, her or its rights and the performance of his, her or its obligations under this Agreement will be based upon his, her or its own investigation, analysis and expertise.  Such Member has knowledge and experience in financial and business matters such that such Member is capable of evaluating the merits and risks of the investment contemplated by this Agreement and such Member is able to bear the economic risk of his, her or its investment in the Company (including a complete loss of his, her or its investment).  During negotiation of the transactions contemplated herein, such Member has been afforded full and free access to books, financial statements, records, contracts, documents and other information concerning the Company and the AX Holding Group, and has been afforded the opportunity to ask questions concerning the business, operations, financial condition, assets and liabilities of the Company and the AX Holding Group and other relevant matters as such Member has deemed necessary or desirable and has been provided with all such information as has been requested.

(i)            Such Member recognizes that no public market exists for the Membership Interest acquired hereunder, and no representation has been made to such Member that any such public market will exist in the future.  Such Member understands that he, she or it must bear the economic risk of such Member’s investment in the Company indefinitely unless such Member’s Membership Interest is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Membership Interest is registered or qualified under applicable state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Membership Interest.  Such Member understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such Member to dispose of or otherwise Transfer any or all of such Member’s Membership Interest, in the amounts or at the times any such Member might desire.  Such Member understands that at the present time Rule 144 (other than Rule 144(k) promulgated under the Securities Act by the Securities and Exchange Commission (“Rule 144”)) is not applicable to the sale of any or all of such Member’s Membership Interest because such Membership Interest is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and the information concerning the Company specified in Rule 144 is not publicly available.  Such Member acknowledges that the Company is not presently under any obligation to register the Membership Interests under Section 12 of the Securities Exchange Act of 1934, as amended, or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

ARTICLE VI

INDEMNIFICATION OF MEMBERS

6.1           General.  The Company, its receiver or its trustee (to the extent of the Company’s assets) shall indemnify, save harmless, and pay all judgments and claims against each Officer, Manager or Member or any officers, directors or managers of such Member relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member, Officer or Manager in connection with the business of the Company, including reasonable attorneys’ fees and expenses incurred by such Member, Officer or Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees and expenses may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

6.2           Company Expenses.  The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities reasonably incurred by any Member who for the benefit of the

Company and consistent with its purpose, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company, which action shall have been consented to by the Board of Managers, and who suffers any financial loss as the result of such action.

6.3           Limitations.

(a)           Notwithstanding anything to the contrary in Sections 6.1 and 6.2 above, no Member shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

(b)           Notwithstanding anything to the contrary in Sections 6.1, 6.2 and 6.3(a) above, in the event that any provision of such Sections is determined to be invalid in whole or in part, the remainder of such Sections shall be enforceable to the maximum extent permitted by law.

ARTICLE VII

MANAGEMENT

7.1           General.

(a)           Except for situations in which the approval of any Member is expressly required by non-waivable provisions of Applicable Law or as otherwise expressly required by this Agreement, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of Managers (the “Board of Managers”) and (ii) the Board of Managers may make all decisions and take all actions for the Company not otherwise expressly provided for in this Agreement including, without limitation, the issuance of Class B Membership Interests not in excess of an aggregate of the Class B Limit after giving effect to Class B Membership Interests granted as of such date following such issuance; provided, however, that with respect to any decisions made by the Board of Managers concerning the issuance of Class B Membership Interests, (i) in no event shall the Chief Executive Officer, or any other executive officer, of AX Holding participate in such determination by the Board of Managers and (ii) such decisions shall require the affirmative approval of at least one Manager designated by each of Golden Gate and Goldman in each case so long as such party is entitled to designate a Manager.  The Board of Managers shall be the managers of the Company within the meaning of Section 18-402 of the Act.  Subject to the Act or as otherwise provided in this Agreement, the Board of Managers must act as a board, and no individual Manager, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board of Managers in accordance with this Agreement.

(b)           The Members shall not have regular meetings or voting rights with respect to the management of the Company and, except as expressly required by nonwaivable provisions of Applicable Law, shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company except for those matters requiring approval specified in Section 7.4 or otherwise expressly provided for in this Agreement.

(c)           Subject to, and as limited by the provisions of this Agreement, the Managers, in the performance of their duties as such, shall owe to the Company and its Members fiduciary duties of the type owed under law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law of the State of Delaware; provided that the doctrine of corporate opportunity or any substantially analogous doctrine shall not apply to the Managers designated by the Investors (“Investor Managers”) and provided, further, that no Investor Manager and no Investor that designated such Investor Manager shall have any duty to disclose to the Company or the Board of Managers confidential information regarding any corporate opportunity or other potential investment in such Investor Manager’s or Investor’s possession even if it is material and relevant information to the Company and/or the Board of Managers and neither such Investor Manager nor such Investor shall be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager or Member by reason of such lack of disclosure of such confidential information.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of an Investor Manager otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Investor Manager.  If an Investor Manager acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Investor that has the right to designate such Investor Manager hereunder and the Company or another Member, such Investor Manager shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager by reason of the fact that such Investor Manager directs such opportunity to the Investor that has the right to designate such Investor Manager or any other Person, or does not communicate information regarding such opportunity to the Company, and any such direction of an opportunity by such Investor Manager, and any action with respect to such an opportunity by such Investor, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.

7.2           Board of Managers.

(a)           The Board of Managers shall initially consist of eight (8) members and be adjusted as provided in Section 7.2(g).  The chief executive officer of AX Holding shall be a member of the Board of Managers during the term of his or her employment as chief executive officer.  The names of the initial members of the Board of Managers are set forth on Exhibit A.

(b)           From and after the date hereof, if Veritas owns Percentage Interests of at least 33%, the Veritas Fund shall have the right to appoint four (4) members of the Board of Managers.  If Veritas owns Percentage Interests of less than 33%, but continues to own Percentage Interests of at least 27%, the Veritas Fund shall have the right to appoint three (3) members of the Board of Managers.  If Veritas owns Percentage Interests of less than 27% but continues to own Percentage Interests of at least 20%, the Veritas Fund shall have the right to appoint two (2) members of the Board of Managers.  If Veritas owns Percentage Interests of less than 20%, but continues to own Percentage Interests of at least 5%, the Veritas Fund shall have the right to appoint one (1) member of the Board of Managers.

(c)           From and after the date hereof, if Golden Gate owns Percentage Interests of at least 33%, GGCII shall have the right to appoint two (2) members of the Board of Managers and GGC Annex II shall have the right to appoint one (1) member of the Board of Managers.  If Golden Gate owns Percentage Interests of less than 33%, but continues to own Percentage Interests of at least 20%, GGCII and GGC Annex II shall each have the right to appoint one (1) member of the Board of Managers; provided, that, if an increase of Percentage Interests is the result of a Transfer from an Investor, then Golden Gate shall only have the right to designate additional Managers if such Investor’s right to designate Managers has correspondingly decreased.  If Golden Gate owns Percentage Interests of less than 20%, but continues to own Percentage Interests of at least 5%, GGC Annex II shall have the right to appoint one (1) member of the Board of Managers.

(d)           From and after the date hereof, if Goldman owns Percentage Interests of at least 33%, it shall have the right to appoint two (2) members of the Board of Managers; provided, that, if an increase of Percentage Interests is the result of a Transfer from an Investor, then Goldman shall only have the right to designate additional Managers if such Investor’s right to designate Managers has correspondingly decreased.  If Goldman owns Percentage Interests of less than 33%, but continues to own Percentage Interests of at least 5%, it shall have the right to appoint one (1) member of the Board of Managers.

(e)           Each Manager shall hold office until his or her successor shall have been appointed and qualified or until his or her earlier resignation, removal, death or disability.

(f)            Subject to Section 7.2(g), each Investor shall have the exclusive right to remove, with or without cause, any Manager designated by such Investor and to fill any vacancy created by the death, disability, removal or resignation of any Manager designated by such Investor.

(g)           In the event of a change in the Percentage Interest of an Investor that results in such Investor no longer having the right to appoint one or more Managers, (i) such Investor shall cause such Manager(s) to resign from the Board of Managers immediately upon the occurrence of such change and (ii)the size of the Board of Managers shall be reduced by the number of Managers that have so resigned.  In the event of a change in Percentage Interests of an Investor that results in such Investor having the right to appoint one or more additional Managers, the size of the Board of Managers shall be increased by the number of such additional Managers.

(h)           The Board of Managers may not form or delegate any authority to any committee or subset of the Board of Managers without the written consent of each Investor then entitled to appoint one or more Managers.

(i)            The Board of Managers may, from time to time, designate one or more persons to be officers of the Company (the “Officers”).  The Officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them.

(j)            Each Officer shall serve until the earlier of his death, disability, resignation or removal by the Board of Managers.  Any vacancy occurring in the office of any Officer may be filled by the Board of Managers.

(k)           The composition of the board of directors of each of the Company’s Subsidiaries shall be the same as that of the Board of Managers (except that the Managers appointed by the Investors may determine in their discretion not to serve on any such board of directors) or, alternatively, the board of directors of Aeroflex Incorporated and each of the Company’s Subsidiaries shall approve an authority matrix which shall provide that any matter requiring the approval of the board of directors of such Subsidiary or any matter that is subject to approval pursuant to Section 7.4(a) shall also require approval of the Board of Managers or the board of directors of AX Holding.  Notwithstanding the foregoing, the composition of the board of directors of AX Holding shall at all times be the same as the Board of Managers.

(l)            Veritas shall have the right, so long as it has the right to designate any Managers pursuant to Section 7.2, in addition to such Managers, to appoint not more than three board observers (each an “Observer”) to attend meetings of the Board of Managers and board of directors of AX Holding or any committee thereof.  Any Observer so appointed shall have the right to attend any meeting of the Board of Managers and board of directors of AX Holding and any committee thereof and shall be provided with all materials provided by or on behalf of the Company to the members of the Board of Managers and board of directors of AX Holding or such committee; provided, however, that any such Observer shall be excluded from attending any board meeting or receiving any materials to the extent necessary to preserve attorney-client privilege, to safeguard highly proprietary or classified information or in the case of any conflict of interest involving such Observer or the Person or group designating such Observer.

(m)          Written notice stating the place, day and time of every meeting of the Board of Managers and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed not less than five nor more than thirty calendar days before the date of the meeting (or if sent by facsimile or email, not less than three Business Days before the date of the meeting), in each case to each Manager at his or her notice address maintained in the records of the Company.  Such further notice shall be given as may be required by Applicable Law, but meetings may be held without notice if all the members of the Board of Managers entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

(n)           Unless otherwise provided by Applicable Law or this Agreement, the presence of Managers constituting a majority of the voting authority of the whole Board of Managers shall be necessary to constitute a quorum for the transaction of business.  If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the President or acting Chairman shall reschedule the meeting to be held not fewer than two nor more than ten Business Days thereafter.  If such meeting is rescheduled two consecutive times, then those Managers who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meeting shall have been delivered to all Managers at least two Business Days prior to the date of such rescheduled meeting.  Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

7.3           Indemnification of Managers and Officers; Exculpation of Managers.

(a)           The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager or an Officer of the Company (each, an “Indemnitee”), against expenses (including reasonable and documented attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, however, no Indemnitee shall be entitled to indemnification under this Section 7.3 if his actions were in bad faith, were not done with reasonable belief that such actions were in the best interests of the Company or with respect to a criminal act, to the extent such Indemnitee had reasonable cause to believe his conduct was unlawful.

(b)           The Company shall pay or reimburse expenses (including reasonable and documented attorneys’ fees) incurred by an Indemnitee in defending a civil, criminal, administrative or investigative action, suit or proceeding brought by a party (including on behalf of the Company) against the Indemnitee in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 7.3.

(c)           Notwithstanding any other provision of this Section 7.3, the Company shall pay or reimburse expenses (including reasonable and documented attorneys’ fees) incurred by an Indemnitee in connection with such Indemnitee’s appearance as a witness or other participant on behalf of the Company in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(d)           The right of indemnification and reimbursement provided in this Section 7.3 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

(e)           The rights to indemnification and reimbursement provided for in this Section 7.3 may be satisfied only out of the assets of the Company and none of the Members shall be personally liable for any claim for indemnification or reimbursement under this Section 7.3.

(f)            No Manager shall be personally liable for monetary damages to any other Manager, the Company, any Member or any other Person for any loss suffered by the Company or any monetary damages for breach of fiduciary duties as a Manager except (i) for any breach of such Manager’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such Manager derived an improper personal benefit.  The Managers shall not be liable for the good faith exercise of business judgment.  Any Manager may consult with counsel and accountants and any Member, Manager, Officer, employee, committee or other professional expert in respect of Company affairs, and provided the Manager acts in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, the Manager shall not be liable for any loss suffered by the Company in reliance thereon.  No Manager shall be (i) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (ii) obligated to cure any deficit in any Capital Account; (iii) required to return all or any portion of any Capital Contribution; or (iv) required to lend any funds to the Company.

(g)           The Company shall obtain and cause at all times to be maintained in effect, with financially sound insurers, a policy of Managers’ and officers’ liability insurance in a scope and amount customary for a business of its nature.

7.4           Matters Requiring Investor Approval.

(a)           The approval of each of the Veritas Fund (so long as Veritas owns Membership Interests), Golden Gate (so long as it owns Membership Interests) and Goldman (so long as it owns Membership Interests) shall be required before the Company may do, or commit to do, or permit the AX Holding Group to do, or commit to do, any of the following:

(i)            until the fifth anniversary of the Closing Date, any Change of Control, merger, consolidation, liquidation, dissolution or recapitalization of membership interest or capital stock, as applicable, of the Company or any member of the AX Holding Group (including any distribution of dividends and any reorganization) and any public offering of securities of the Company or any member of the AX Holding Group (whether by such entity or an equityholder thereof or otherwise);

(ii)           any Transfer of Equity Securities, except as permitted under Article VIII;

(iii)          prior to the expiration of the IPO Lock-Up Period, any purchase, acquisition, investment in, sale, transfer, lease or other disposition of any asset or group of assets (including equity interests) with a book value or fair market value in excess of $25,000,000;

(iv)          prior to the expiration of the IPO Lock-Up Period, any redemption or repurchase of membership interest or capital stock, as applicable, of the Company or any member of the AX Holding Group other than the repurchase of Class A Membership Interests pursuant to the Contribution and Subscription Agreement dated as of the date hereof, between Leonard Borow and the Company, and the repurchase by the Company of Class B Membership Interests pursuant to Section 8.7 of this Agreement;

(v)           (A) the issuance of any Membership Interests other than Class B Membership Interests up to the Class B Limit after giving effect to Class B Membership Interests granted as of such date following such issuance, (B) prior to the expiration of the IPO Lock-Up Period, any issuance of Equity Securities, other than Membership

Interests, or (C) any increase in the Percentage Interest of any Membership Interest, subject to the last sentence of Section 3.3;

(vi)          prior to the expiration of the IPO Lock-Up Period, any amendment, modification or waiver of the certificate of formation of the Company, the certificate of incorporation or bylaws (or similar organizational documents) of any member of the AX Holding Group or the Financing Documents;

(vii)         entering into any transaction with any Investor, one or more Affiliates of an Investor, or employees of an Investor or Affiliate of an Investor, except transactions with portfolio companies of an Investor in the ordinary course and on terms no less favorable to the Company or AX Holding Group than those that would have been obtained in a comparable transaction by the Company with a Person that is not an Affiliate of an Investor;

(viii)        prior to the expiration of the IPO Lock-Up Period, hire, remove from office, dismiss or terminate the employment of, or amendment or modification of any compensation arrangement of any Senior Officer;

(ix)           prior to the expiration of the IPO Lock-Up Period, the approval of each annual budget of AX Holding (including management bonus programs) and any material deviation from an approved budget; provided, that if the Investors cannot agree to an annual budget, then the budget in place for the prior year, with a 3% increase, shall be the annual budget, so long as such budget, as modified, is consistent with and does not deviate from that required by AX Holding to comply with covenants contained in the Financing Documents and is consistent with the original projections provided to lenders under the Financing Documents (and if otherwise, the budget will continue to be subject to the approval of the Investors);

(x)            take any action that would cause the Company to be taxed as a corporation for United States federal or state tax purposes; or

(xi)           agree or commit to take any action set forth in (i) through (x) above.

(b)           Each Investor agrees to cause any member of the board of directors of AX Holding designated by such Investor not to permit any action set forth in Section 7.4(a) (i) through (xi) to be taken unless approved by the Investors in accordance with Section 7.4(a).

7.5           Other Businesses of Investors.  Each of the Members and the Company (i) acknowledges that the Investors and their respective Affiliates own, and from time to time may acquire and own, one or more Subsidiaries or investments in one or more other entities (such Subsidiaries and entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of the Company or a Subsidiary or Affiliate of the Company, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Investors and their respective Affiliates under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Investors or their respective

Affiliates or Subsidiaries under this Agreement shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by a Member or any of its Affiliates or Subsidiaries of any interest in any Related Company, (y) the affiliation of any Related Company with an Investor or any of its Affiliates or Subsidiaries or (z) any action taken or omitted by an Investor or any of its Affiliates or Subsidiaries in respect of any Related Company or in respect of any Affiliate or Subsidiary of any Investor that directly or indirectly owns any interest in any Related Company, (B) neither any Investor nor any of its Affiliates or Subsidiaries (with the exception of Managers (in their capacities as such) designated by a Member) is, and none shall by reason of such ownership or any such action become, subject to any fiduciary duty to the Company or any of its Subsidiaries or Affiliates, (C) none of the duties imposed on an Investor or any of their respective Affiliates, whether by contract or law, do or shall limit or impair the right of an Investor and their respective Affiliates and Subsidiaries (including each Related Company) lawfully to compete with the Company and its Affiliates and Subsidiaries as if the Investors were not a party to this Agreement and (D) the Investors and their respective Affiliates and Subsidiaries (including each Related Company) are not and shall not be obligated to disclose to the Company or any of its Subsidiaries and Affiliates any information related to its business or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company or any of its Subsidiaries or Affiliates in any such business or as to any such opportunities.

7.6           Certain Actions.  The Company shall not take any action that would cause the Company to become an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE VIII

DISPOSITION OF MEMBERSHIP INTERESTS; OTHER RIGHTS

8.1           Restrictions on Transfer.

(a)           Each Member agrees with each other Member and the Company that such Member shall not Transfer directly or indirectly (including by Transferring a majority of the interests in such Member or such Member’s parent entity) all or any portion of Membership Interests held by such Member except as hereinafter expressly permitted in this Article 8 (each such permitted Transfer, a “Permitted Transfer”).  Any purported Transfer in violation of this Agreement shall be null and void ab initio and the Company shall not recognize any such Transfer or accord to any purported Transferee any rights as a Member of the Company.

(b)           (i)  Each Class A Member shall have the right to Transfer any or all of the Class A Membership Interest owned by him, her or it, to a Permitted Transferee, provided that at the time of any such Transfer, each such Transferee agrees in writing (in form and substance satisfactory to the Company) to be bound by all of the provisions of this Agreement applicable to the Transferring Member so long as he, she or it continues to own any of the Class A Membership Interest so Transferred.

(ii)  Goldman shall have the right to Transfer up to 30% of the Class A Percentage Interests held by it on the Closing Date to one or more Persons upon the prior written consent of each of Veritas and Golden Gate.

(c)           Until the earlier of (i) the third anniversary of the Closing Date and (ii) the IPO, no Class A Member may Transfer any Membership Interests except pursuant to Section 8.1(b).  From and after the third anniversary of the Closing Date until the IPO, any Transfer of Class A Membership Interests (including by Transferring a majority of the interests in such Member or such Member’s parent entity), other than a Transfer pursuant to Section 8.1(b), shall be subject to the right of first refusal provisions in Section 8.2 and the right of co-sale provisions in Section 8.3.

(d)           No Class B Member may, directly or indirectly, Transfer all or a portion of his, her or its Membership Interests except (a) to a Permitted Transferee, (b) pursuant to Rule 144, or (c) as otherwise expressly provided in Section 8.4, 8.5, 8.6 or 8.7.

(e)           In no event shall any Member Transfer any Membership Interests to a Competitor, and any such Transfer shall be void and of no force or effect; provided, however, that any Member may Transfer Membership Interests to a Competitor in connection with an Auction Sale pursuant to Section 8.4.

(f)            Notwithstanding anything in this Article 8 to the contrary, no Transfer shall be permitted if the Board of Managers determines such Transfer would cause, or create a significant risk of causing, the Company to be taxed as a corporation pursuant to Code Section 7704 and the Regulations thereunder.

8.2           Rights of First Refusal on Transfers by Class A Members.

(a)           If, at any time from and after the third anniversary of the Closing Date until the IPO, any Class A Member (“Selling Holder”) wishes to Transfer all or any portion of its Membership Interests other than pursuant to Section 8.1(b), such Transfer of Membership Interests (“Offered Membership Interests”) shall be made pursuant to the terms of a bona fide written all-cash offer received from a third party.  In such event:

(i)            Such Selling Holder shall promptly notify the Company in writing of such offer to sell such Offered Membership Interests, which offer shall disclose (A) the identity of the proposed Transferee(s), (B) the Percentage Interest represented by the Offered Membership Interests proposed to be Transferred, (C) the Percentage Interests that would be owned by the Selling Holder following such proposed Transfer and (D) all of the material terms and conditions contained in the offer, and shall enclose a copy of the written offer (the “Purchase Offer”).  The Purchase Offer shall further state that the Company may acquire, in accordance with the provisions of this Section 8.2(a), all or any portion of the Offered Membership Interests for the same price and upon the same terms and conditions set forth therein.  Within 15 calendar days after the receipt of the Purchase Offer, the Company shall give notice to such Selling Holder of its intent to purchase all or any portion of the Offered Membership Interests, which, when taken in conjunction with the Purchase Offer, shall, subject to the Company’s compliance with the Act, be deemed to constitute a valid, legally binding and enforceable agreement between the Selling Holder and the Company for the sale and purchase of the Offered Membership Interests covered thereby upon the terms of the Purchase Offer.  Any determination by the Company to acquire all or any portion of the Offered Membership Interests hereunder shall be made solely with the consent of each of the Investors (other than any Investor that is the Selling Holder).

(ii)           In the event that the Company does not elect to purchase all of the Offered Membership Interests during such 15-day period, then (A) the Selling Holder shall give prompt written notice to each other Class A Member and (B) the Selling Holder shall make the Purchase Offer (the “Subsequent Offer”) to such Class A Members with respect to any Offered Membership Interests not elected to be purchased by the Company pursuant to the previous clause (the “Unpurchased Membership Interests”).  Each such Member shall have the right to purchase an amount of the Unpurchased Membership Interests equal to such Member’s Percentage Interest.  Within 10 days after receipt of the Subsequent Offer, each such Member shall give notice to such Selling Holder of its intent to purchase all or any portion of Unpurchased Membership Interests pursuant to the immediately preceding sentence.  If, upon expiration of such 10-day period, one or more Members does not give notice to such Selling Holder of its intent to purchase all of the Unpurchased Membership Interests to which it is entitled, each Class A Member who has given notice to such Selling Holder shall have the right to purchase an amount of such Unpurchased Membership Interests equal to the Percentage Interest of such Class A Member divided by the aggregate Percentage Interests of all Class A Members exercising their right to purchase Unpurchased Membership Interests.  A Class A Member’s notice to the Selling Holder of its intent to purchase Unpurchased Membership Interests shall, when taken in conjunction with the Subsequent Offer, be deemed to constitute a valid, legally binding and enforceable agreement between the Selling Holder and such Member for the sale and purchase of the Unpurchased Membership Interests covered thereby upon the terms of the Purchase Offer.

(iii)          Notwithstanding the foregoing, the Company and a Class A Member shall only have the right to purchase Offered Membership Interests pursuant to this Section 8.2 (a) if they are purchasing, in the aggregate, all of the Offered Investor Membership Interests.

(b)           Any Transfer by any Member (other than to a Permitted Transferee) shall be for cash only.

(c)           Transfers of Class A Membership Interests to the Company or the Class A Members under the terms of this Section 8.2 shall be made at the offices of the Company on a mutually satisfactory Business Day within 30 days after the expiration of the last applicable periods described in Section 8.2(a).  Delivery of certificates or other instruments evidencing such Class A Membership Interests duly endorsed for Transfer shall be made on such date against payment of the purchase price therefor, and pursuant to documentation customary in transactions of a similar nature.

(d)           If all of the Offered Membership Interests offered by a Selling Holder pursuant to this Section 8.2 are not purchased by the Company or the Class A Members, such Selling Holder shall provide notice thereof to the Company and the Class A Members (a “Decline Notice”), and the unpurchased Offered Membership Interests may be sold by such Selling Holder to the third party purchaser set forth in the Purchase Offer at any time within 90 days after the last applicable time period has expired.  Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the third party purchaser than those specified in the Purchase Offer.  Any Membership Interests not sold within such 90-day period shall continue to be subject to the requirements of this Section 8.2.

(e)           The election by the Company or a Class A Member not to exercise its rights under this Section 8.2 in any one instance shall not affect the rights of the Company or such Class A Member as to any subsequent proposed Transfer.

8.3           Class A Right of Co-Sale.  (a) From and after the third anniversary of the Closing Date until the IPO, if any Class A Member (the “Transferring Holder”) proposes to Transfer any or all of its Membership Interests (other than pursuant to Section 8.1(b), but including, for avoidance of doubt, any Transfer to the Company or another Class A Member pursuant to Section 8.2(a) above), then the Transferring Holder shall deliver a written notice (the “Co-Sale Notice”) to each other Class A Member (the “Co-Sale Members”) at least thirty calendar days prior to making such Transfer, specifying in reasonable detail (A) the identity of the proposed Transferee(s), (B) the Percentage Interest represented by the Offered Membership Interests proposed to be Transferred, (C) the Percentage Interests that would be owned by the Selling Holder following such proposed Transfer and (D) the terms and conditions of the Transfer.  Each Co-Sale Member may elect to participate in the contemplated Transfer at the same price per Membership Interest and on the same terms and conditions by delivering written notice to the Transferring Holder within fifteen calendar days after delivery of the Co-Sale Notice, which notice shall specify the Percentage Interest that such Co-Sale Member desires to include in such proposed Transfer.  If none of the Co-Sale Members gives such notice prior to the expiration of the 10-calendar day period for giving such notice, then the Transferring Holder may Transfer Membership Interests to the third party purchaser set forth in the Co-Sale Notice on terms and conditions that are no more favorable to the Transferring Holder than those set forth in the Co-Sale Notice at any time within a period ending on the later to occur of (i) 90 calendar days following the expiration of such period for giving notice or (ii) if a definitive agreement to Transfer Membership Interests is entered into by the Transferring Holder within such 90-day period, the date on which all applicable approvals and consents of Governmental Entities with respect to such proposed Transfer have been obtained and any applicable waiting periods under Applicable Law have expired or been terminated.  Each of the Company and the Class A Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Class A Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Class A Member in connection with such Transfer.  Any such Class A Membership Interests not Transferred by the Transferring Holder during such time period or if any such agreement to Transfer is terminated shall again be subject to the provisions of this Section 8.3 prior to any subsequent Transfer.  If any Co-Sale Members have elected to participate in such Transfer, then the Co-Sale Members shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Class A Membership Interests up to the number equal to the total Percentage Interest to be sold in the Transfer, multiplied by a fraction (x) the numerator of which is the number of Percentage Interest owned by such Co-Sale Member, and (y) the denominator of which is the Percentage Interest owned, in the aggregate, by the Transferring Holder and all participating Co-Sale Members.

(b)           Each Co-Sale Member Transferring Membership Interests pursuant to this Section 8.3 shall pay its own costs of any sale and a pro rata share (based on the relative consideration to be received in respect of the Membership Interests to be sold) of the expenses incurred by the Transferring Holder in connection with such Transfer and shall be obligated to provide the same representations, warranties, covenants and agreements that the Transferring Holder agrees to provide in connection with such Transfer.  Each Co-Sale Member Transferring Membership Interests pursuant to this Section 8.3 shall be obligated to join severally on a pro rata basis (based on the relative consideration to be received in respect of the Membership Interests to be sold) in any indemnification or other obligations that the Transferring Holder agrees to provide or undertake in connection with such Transfer (including any representations given with respect to the business and condition of the Company and/or its Subsidiaries, but other than any such obligations that relate specifically to a particular Co-Sale Member, such as indemnification with respect to representations and warranties given by a Co-Sale Member regarding such Co-Sale Member’s non-contravention, title and ownership of, and authority to sell, such Membership Interests); provided that the liability resulting from any such indemnity or similar obligation shall be several and not joint as among the indemnitors, shall be proportionate to such Co-Sale Member’s Percentage Interest, shall not exceed the net proceeds to such Co-Sale Member in connection with such Transfer and that such Co-Sale Member shall not have any liability for any indemnity or similar obligation arising out of any breach of any representation, warranty, covenant or agreement by the Transferring Holder or any other Co-Sale Member.

(c)           The election by an eligible Class A Member not to exercise its rights under this Section 8.3 in any one instance shall not affect the rights of such Members as to any subsequent proposed Transfer.

8.4           Liquidity Rights.

(a)           At any time following (i) the fifth anniversary of the Closing Date, Veritas, and (ii) the sixth anniversary of the Closing Date, any Investor, upon giving written notice (a “Sale Notice”) to the Company (with a copy of the Sale Notice being delivered to each Investor), shall have the right to cause the Company or AX Holding to engage an investment bank of national reputation to conduct an auction for the sale, by merger, stock sale, asset sale or otherwise, of all of the capital stock or all or substantially all of the assets and liabilities of the Company, AX Holding or Aeroflex Incorporated (an “Auction Sale”); provided that if an Investor has previously delivered an IPO Notice pursuant to Section 8.4(d), then the right under this Section 8.4(a) shall not be exercised without the prior written consent of the Investor that delivered the IPO Notice until the earlier of (A) the date such Investor abandons, upon written notice to the Company, the proposed IPO or (B) the 180th day following the delivery of such IPO Notice.  The Investor initiating an Auction Sale is referred to as the “Initiating Holder.”

(b)           In connection with an Auction Sale, the Company and each Member shall:

(i)            take such actions within their control to cause the Company or a member of the AX Holding Group to retain a nationally recognized investment banking firm selected by the Initiating Holder (which may be an Affiliate of an Investor) (the “Selling Bank”) and enter into a customary engagement letter with the Selling Bank in connection with such Auction Sale;

(ii)           take such actions within their control to cause the Company and the AX Holding Group to make available to the Selling Bank and bidders in the Auction Sale, and any attorney, accountant or other agent retained by the Selling Bank or any bidder, all financial and other records, pertinent corporate documents and properties of the Company and the AX Holding Group as shall be reasonably necessary to enable them to make their due diligence investigations of the Company and the AX Holding Group and to enable the Selling Bank to prepare appropriate offering and other sale materials, and will use reasonable best efforts to assure the cooperation of the officers, Managers and employees of the Company and the AX Holding Group to supply all information and respond to all inquiries reasonably requested by the Selling Bank, any bidder or their respective representatives in connection with the preparation of sale materials and the Auction Sale and the participation of such officers, Managers and employees in reasonable marketing or placement efforts in connection therewith; provided that such Selling Bank, and any such accountant, bidder, representative or agent has executed a confidentiality agreement in customary form with the Company or a member of the AX Holding Group;

(iii)          if the Auction Sale involves the sale of the Company, have the right to, and if required by the Initiating Holder will, sell or Transfer all of the Membership Interests held by such Member in the manner and on the same terms and conditions as the other Members (subject to the distribution preferences in Section 4.4), and be and take such action within their control to cause the Company to be, party to such agreements as are reasonable and necessary to consummate any Auction Sale; and if the Auction Sale involves the sale of a member of the AX Holding Group, take such action within their control to cause the Company and each member of the AX Holding Group to be party to such agreements as are reasonable and necessary to consummate any Auction Sale, provided that in each case (A) such agreements shall be customary for the kind of transactions contemplated and (B) no Member shall be required to make representations and warranties in connection with such Auction Sale other than customary representations and warranties, on a several and not joint basis, regarding the power and authority of that Member to engage in such Auction Sale, the receipt of appropriate corporate or similar authorization, the absence of any consents or approvals applicable to such Member (other than those which have been obtained), and that such Member has good and marketable title to its Membership Interests, free and clear of all liens, claims and other encumbrances, no Investor shall be required to provide any non-competition or similar covenant, and if the Members have any indemnification obligations in connection with such Auction Sale, the terms and conditions of each Member’s indemnification obligation, if any, shall be several, shall be proportionate to such Member’s Percentage Interest, shall not exceed the net proceeds to such Member in connection with such Auction Sale and shall exclude any liability for any breach of any representation, warranty, covenant or agreement of any other Member; and

(iv)          take all reasonable actions necessary and desirable, in connection with the consummation of the Auction Sale, including without limitation, the waiver of all dissenters’ rights or appraisal rights available to any such Member under Applicable Law.

(c)           All reasonable fees and expenses payable to the Selling Bank in connection with services performed pursuant this Section 8.4 shall be paid by the Company, and the amount so paid shall be deducted from the aggregate gross proceeds of an Auction Sale that are payable to the Members.

(d)           If AX Holding has not completed an IPO, at any time following (A) the fifth anniversary of the Closing Date, then Veritas and (B) the sixth anniversary of the Closing Date, then each Investor, upon giving written notice (“IPO Notice”) to the Company (with a copy of the IPO Notice being given to each other Investor) shall have the right to cause the Company to cause AX Holding to prepare and file a registration statement for an IPO pursuant to Section 5 of the Registration Rights Agreement and to use commercially reasonable efforts to engage one or more nationally recognized underwriters, which may be an Affiliate of an Investor, in connection therewith.

8.5           Class B Member Tag Along Rights.  In the event of a proposed Sale Transaction, no Investor shall Transfer its Membership Interest until the Class B Members have been given the opportunity, at their option, exercisable within fifteen Business Days after the date of written notice by the Investors of the proposed Sale Transaction, to sell his or her Class B Membership Interests to the proposed Transferee at the price attributable to Class B Interests determined as if the consideration to be received in such Sale Transaction were distributed in accordance with Section 4.4 and otherwise upon the same terms and conditions offered to the Investors.  In order to be entitled to exercise their rights to sell Class B Membership Interests pursuant to this Section 8.5, a Class B Member must agree to make to the Transferee substantially the same representations, warranties, covenants, indemnities and agreements as the Investors agree to make in connection with the proposed Sale Transaction, provided that (A) such agreements shall be customary for the kind of transactions contemplated and (B) no Class B Member shall be required to make representations and warranties in connection with such Sale Transaction other than customary representations and warranties, on a several and not joint basis, regarding the power and authority of that Member to engage in such Sale Transaction, the receipt of appropriate corporate or similar authorization, the absence of any consents or approvals applicable to such Class B Member (other than those which have been obtained), and that such Class B Member has good and marketable title to its Class B Membership Interests, free and clear of all liens, claims and other encumbrances, and if the Members have any indemnification obligations in connection with such Sale Transaction, the terms and conditions of each Class B Member’s indemnification obligation, if any, shall be several, shall be proportionate to such Class B Member’s Percentage Interest, shall not exceed the net proceeds to such Member in connection with such Sale Transaction and shall exclude any liability for any breach of any representation, warranty, covenant or agreement by any other Member.

8.6           Investor Drag Along Rights.  In the event of a proposed Sale Transaction, all of the Investors unanimously may require that each Member other than the Investors Transfer his, her or its Membership Interest in such Sale Transaction.  Each Member will receive in such Sale

Transaction in respect of his, her or its Membership Interest his, her or its pro rata portion of the entire consideration to be received by all the Members in or following the Sale Transaction (with such pro rata portions determined as if such consideration were distributed in accordance with Section 4.4).  The Investors shall notify the Members other than the Investors at least 15 Business Days in advance of entering into a definitive agreement in connection with a proposed Sale Transaction.  In any such agreement, the Members, other than the Investors, will be required to make substantially the same representations, warranties, covenants, indemnities and agreements as the Investors agree to make in connection with the proposed Sale Transaction, provided that (A) such agreements shall be customary for the kind of transactions contemplated and (B) no Member shall be required to make representations and warranties in connection with such Auction Sale other than customary representations and warranties, on a several and not joint basis, regarding the power and authority of that Member to engage in such Sale Transaction, the receipt of appropriate corporate or similar authorization, the absence of any consents or approvals applicable to such Member (other than those which have been obtained), and that such Member has good and marketable title to its Membership Interests, free and clear of all liens, claims and other encumbrances, and if the Members have any indemnification obligations in connection with such Sale Transaction, the terms and conditions of each Member’s indemnification obligation, if any, shall be several, shall be proportionate to such Member’s Percentage Interest, shall not exceed the net proceeds to such Member in connection with such Sale Transaction and shall exclude any liability for any breach of any representation, warranty, covenant or agreement by any other Member.

8.7           Repurchase by the Company.  At any time within 180 days after the Termination Date of a Class B Member or after such Class B Member commences to engage in any Competitive Activity and the Company becomes aware thereof, the Company or its delegate shall have the right, but not the obligation, to purchase from, and to cause such Class B Member to sell to the Company, all or any portion of the Class B Membership Interests of such Class B Member for cash in the amount of the Fair Market Value of such Class B Membership Interests as of the Termination Date.  If the Company is prohibited from exercising such right to purchase Class B Membership Interests by the terms of any Financing Document, the Company may purchase such Class B Membership Interests in exchange for a promissory note from the Company in the amount of the Fair Market Value of such Class B Membership Interests bearing interest at the applicable federal rate (as defined in Section 1274(d) of the Code), which note shall become due and payable at such time as the restrictions under the Financing Documents terminate.

8.8           Legends.  If at any time Membership Interests are represented by certificates, then each such certificate shall have stamped, printed or typed thereon, in addition to any other legend required by law, the following legends:

THIS CERTIFICATE AND THE MEMBERSHIP INTEREST REPRESENTED HEREBY ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF A CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF VGG HOLDING LLC DATED AS OF AUGUST 15, 2007,

AMONG THE MEMBERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE MEMBERSHIP INTEREST UNDER THE ACT AND APPLICABLE STATE LAWS OR AN EXEMPTION THEREFROM.

ARTICLE IX

ACCOUNTING AND RECORDS; BOARD OBSERVER RIGHTS;

CERTAIN TAX MATTERS

9.1           Records to be Maintained.

(a)           The Company shall maintain at its principal office separate books of account for the Company which shall reflect a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business.  Each Member shall, at his, her or its sole expense, have the right, at any time without notice to any other Member, to examine, copy, and audit the Company’s books and records during normal business hours.  Such right may be exercised through any agent or employee of a Member designated by such Member or by an independent public accountant designated by such Member.

(b)           The Company shall maintain the following records at its principal office:

(i)            A current list of the full name and last known address of each Member;

(ii)           A copy of the Certificate of Formation and all amendments thereto;

(iii)          Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the six most recent years;

(iv)          Copies of this Agreement, including all amendments thereto;

(v)           Any financial statements of the Company and its consolidated Subsidiaries for the six most recent Fiscal Years; and

(vi)          A writing or other data compilation from which information can be obtained through retrieval devices in reasonably usable form setting forth the following:

(A)          the amount of cash and a description and statement of the agreed value of any securities or other property contributed by each Member and which each Member has agreed to contribute;

(B)           any right of a Member to receive, or of the Company to make, Distributions to a Member which include a return of all or any part of Member’s Capital Contribution; and

(C)           any events upon the happening of which the Company is to be dissolved and its affairs wound up.

9.2           Reports.

(a)           Prior to the IPO, the Company agrees to deliver to each Member that owns Class A Percentage Interests in excess of one percent (1%):

(i)            copies of the annual budget and any reports delivered pursuant to the Financing Documents;

(ii)           within twenty-five (25) days after the end of each month, internal monthly financial and operating statements for that month prepared by the Company and its Subsidiaries under direction of a Senior Executive Officer of the Company;

(iii)          within thirty (30) days after the end of each fiscal quarter, unaudited balance sheets and income statements as of the end of such period, together with statements of retained earnings and cash flow for such period and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison of such financial information to financial information for the same period in the prior year and an explanation of material differences;

(iv)          within (60) days after the end of each fiscal year, audited balance sheets and an income statement as of the end of such fiscal year together with statements of retained earnings and cash flow for such period and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison of such financial information to financial information for the same period in the prior year and an explanation of material differences; and

(b)           with reasonable promptness, such other data and information as from time to time may be reasonably requested by any Member that owns Percentage Interests in excess of five percent (5%).

9.3           Consultation.  The Company shall keep the Investors informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with the Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meetings with regulators).

9.4           Access.  Prior to the IPO, the Company shall afford, and shall cause its Subsidiaries and its and their respective officers, Managers, employees, auditors, counsel and agents to afford, the Investors (and their respective employees, consultants and agents) reasonable access during regular business hours to the Company’s and its subsidiaries’ respective officers, Managers, employees, auditors, counsel and agents and to all of the Company’s respective properties, books and records, and shall furnish (including the right to copy) the Investors (and their respective employees and agents) with all financial, operating and other data and information as the Investors may reasonably request; provided that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.

9.5           Tax Returns; Information.  The Company shall arrange for the preparation of all income and other tax returns of the Company and shall cause the same to be filed in a timely manner.  As soon as practicable following the end of each fiscal year, the Company shall furnish to each Member a copy of each such return, together with any schedules or other information each Member may require in connection with such Member’s own tax affairs.  Without limiting the generality of the foregoing, as soon as practicable, but in any event within one hundred twenty (120) days following the end of each Fiscal Year, the Company shall deliver to each Person who was a Member during such Fiscal Year a Schedule K-1 for such Fiscal Year.

9.6           Tax Matters Member; Tax Matters.

(a)           The Veritas Fund is specifically authorized to act as the Tax Matters Partner under the Code and in any similar capacity under state or local law.  The Tax Matters Partner shall (i) provide timely notification to the Members of all proposed adjustments to, or administrative proceedings regarding, tax items of the Company, (ii) not settle any audits or other tax proceedings without the prior consent of all of the Investors, or (iii) for the avoidance of doubt, not take any action other than those actions that a “tax matters partner” is specifically authorized to take under the Code or applicable Regulations.  The Veritas Fund shall not elect to treat the Company as an association pursuant to Treasury Regulations Section 301.7701-3.

(b)           The Company will use reasonable best efforts to prevent the Company from taking any action that (i) would result in the recognition of “unrelated business taxable income”, as that term is defined in Section 512 of the Code, or “unrelated debt financed income” under Section 514 of the Code, (ii) would result in the recognition of income “effectively connected with the conduct of a trade or business within the United States,” as defined in Section 864(b) of the Code, or income deemed to be so effectively connected under Section 897 of the Code or (iii) cause or allow AX Holding to become a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

ARTICLE X

WITHDRAWALS; ACTION FOR PARTITION

10.1         Waiver of Partition.  No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property; and, notwithstanding any provisions of Applicable Law to the contrary, each Member (and each of his, her or its legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to his, her or its Membership Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

10.2         Covenant Not to Withdraw or Dissolve.  Notwithstanding any provision of the Act, but except as otherwise provided in this Agreement, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Company, (b) exercise any power under the Act to dissolve the Company, (c) petition for judicial dissolution of the Company, or (d) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Members.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1         Dissolution; Liquidating Events.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a)           the determination the Board of Managers (subject to Section 7.4(a)(i)); and

(b)           the sale of substantially all of the assets of the Company.

11.2         Effect of Dissolution.  Upon dissolution, the Company shall cease carrying on business but shall not be terminated and shall wind up current Company business.  The Company shall continue in existence until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of State of the State of Delaware with respect to the Certificate of Formation.

11.3         Distribution of Assets on Dissolution.  Upon the winding up of the Company, the Company’s assets shall be distributed:

(a)           to creditors, including Members who are creditors to the extent required by law, in satisfaction of Company liabilities; and

(b)           to Members in accordance with Section 4.4.  Such Distributions shall be in cash or property (which shall be distributed proportionately) or partly in both, as determined in good faith by the Board of Managers.

11.4         Winding Up and Certificate of Cancellation.  The winding up of the Company shall be completed when all debts of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed to the Members.  Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of State of the State of Delaware for filing.  The certificate of cancellation shall set forth the information required by the Act.

ARTICLE XII

AMENDMENT

12.1         Amendment.  This Agreement, may not be amended without the prior written consent of (A) each Investor whose Percentage Interest is equal to or greater than 10%, (B) each Investor adversely affected by such amendment; provided that in no event shall the consent of any Member be required for any amendment reflecting the issuance of Class B Membership Interests in accordance with the terms of this Agreement, (C) each Class B Member to the extent that any such amendment (i) adversely affects a Class B Member’s Percentage Interest (except as otherwise permitted pursuant to this Agreement), (ii) adversely affects any payments to which a Class B Member or a former Class B Member has become entitled pursuant to this Agreement or (iii) adversely affects the right of a Class B Member under Section 4.2 or Article VIII hereof (and related definitions) or this Article XII and (D) each Special Member to the extent any such amendment (i) adversely affects a Special Member’s Percentage Interest (except as otherwise permitted pursuant to this Agreement), (ii) adversely affects any payment to which a Special Member has become entitled pursuant to this Agreement, (iii) adversely affects the rights of a Special Member under Article III and Article VIII hereof (and related definitions), Section 5.1, Section 9.2 and this Article XII or (iv) amends Section 4.4(b) hereof (and related definitions).

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1         Confidentiality.  In furtherance of and not in limitation of any other similar agreement such Member may have with the Company, each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Member to its managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Member) and each Member that is a corporation, limited partnership or limited liability company may disclose such Confidential Information to any former stockholders, partners or members who retained an economic interest in such Member, and to any current or proposed stockholders, member, partner, limited partner, general partner or management company of such Member (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 13.1,

“Representatives”), who need to be provided such Confidential Information to assist such Member in evaluating its investment, each of which Representatives shall be bound by the provisions of this Section 13.1 and such Member shall be responsible for any breach of this provision by any such Representative, (ii) any disclosure of Confidential Information may be made by a Member to its stockholders, partners or members to comply with such Member’s obligations under its organizational documents each of which stockholders, partners or members shall be bound by the provisions of this Section 13.1 and such Member shall be responsible for any breach of this provision by any such stockholder, partner or member, (iii) any disclosure of Confidential Information may be made by a Member or its Representatives to the extent the Company consents in writing, and (iv) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or its Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Board of Managers regarding such disclosure and, if reasonably requested by the Board of Managers, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.  Notwithstanding anything to the contrary herein, the confidentiality obligations of the Members under this Section 13.1 shall not apply to the disclosure of the fact that the disclosing Member has an indirect investment in Aeroflex Incorporated (or its successors) in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto).

13.2         Logo.  The Company grants each Member permission to use the Company’s name and logo in each Member’s or their Affiliates’ marketing materials. The Member or its Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.

13.3         Entire Agreement.  This Agreement represents the entire agreement among all the Members and between the Members and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings with respect to the subject matter hereof.

13.4         Loans by Members, Transactions with Affiliates.  Subject to the following sentence, loans by Members to the Company shall be made voluntarily and only upon the approval of the Board of Managers, subject to Section 7.4(a)(vi).  The Company will not enter into any transaction with any Member, including the purchase, sale or exchange of property or the rendering of any service or a loan to the Company, except upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arms-length transaction with a Person that is not an Affiliate.

13.5         No Partnership Intended for Nontax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under any partnership or limited partnership act.  The Members do not intend to be partners one to another, or partners as to any third party.  To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

13.6         Rights Of Creditors and Third Parties under Agreement.  This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assigns.  This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

13.7         No Employment or Service Contract.  Nothing in this Agreement shall confer upon any Member any right to continue in the service of the AX Holding Group (or any Affiliate thereof) for any period of time or restrict in any way the rights of AX Holding Group (or any Affiliate thereof), to terminate any such Member’s employment or directorship at any time for any reason whatsoever, with or without cause.

13.8         No Waiver.  The failure of the Company, Veritas or any Member (or assignees of the Company, Veritas or any Member) in any instance to exercise any rights granted under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between or among the Company, Veritas and a Member.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

13.9         Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by overnight courier, charges prepaid, addressed as reflected on Schedule A or Schedule B or to such other address as such Person may from time to time specify by notice to the Members.  Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

13.10       Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees and assigns.

13.11       Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

13.12       Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.13       Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.14       Incorporation by Reference.  Each Schedule attached to this Agreement and referred to herein is incorporated in this Agreement by reference and made a part hereof as if fully set forth herein.

13.15       Further Action.  Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.16       Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

13.17       Remedies.  Each Member agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Member will have the right to seek injunctive relief or a decree of specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement.

13.18       Governing Law.  The laws of the State of Delaware (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

13.19       Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

13.20       Consent to Jurisdiction.  Each Member hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in New York City for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in New York City, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CLASS A MEMBERS:

THE VERITAS CAPITAL FUND III, L.P.

By:	/s/ ROBERT B. MCKEON
Name: ROBERT B. MCKEON
Title: AUTHORIZED SIGNATORY

AX HOLDING LLC
By: Veritas Capital Fund Management, L.L.C., its manager

By:	/s/ROBERT B. MCKEON
Name: ROBERT B. MCKEON
Title:

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT FUND II (AI), L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II (AI), L.P.
GOLDEN GATE CAPITAL ASSOCIATES II-QP, LLC
GOLDEN GATE CAPITAL ASSOCIATES II-AI, LLC

By: Golden Gate Capital Management II, LLC
Its: Authorized Signatory

By:	/s/ PRESCOTT ASHE
Name:
Title:

CCG AV, LLC- SERIES A
CCG AV, LLC-SERIES C
CCG AV, LLC-SERIES I

By: Golden Gate Capital Management, LLC
Its: Authorized Signatory

By:	/s/ PRESCOTT ASHE
Name:
Title:

GS DIRECT, L.L.C.

By:	/s/ PHILIP W. GROVIT
	Name:	Philip W. Grovit
	Title:	Managing Director